Exhibit 10.8

Wayne Savings Bancshares, Inc.

Summary of Cash Incentive Bonus Plan

An informal bonus arrangement that was implemented by the board of directors in 2006, the Cash Incentive Bonus Plan may be terminated or modified by the board at any time. Administered by the board’s compensation committee, the Cash Incentive Bonus Plan provides for an annual cash bonus for executive officers if they achieve annual performance goals established by the committee. The plan does not allow for payment of awards in any form other than cash, nor does it allow for deferral of plan awards. Any officer or employee designated by the compensation committee is eligible to receive a payment under the plan. Cash payments under the plan are made in the first quarter of the year if the established goals for the preceding year are achieved.

An executive’s maximum bonus under the Cash Incentive Bonus Plan is 25% of his or her salary. Although the board of directors may change any and all features of the plan at any time, for the executive officers the performance categories currently consist of a net income goal, a return-on-equity goal, and a discretionary goal having to do with the board’s or the compensation committee’s subjective assessment of an executive’s performance. Currently, the performance categories and potential awards are as follows –

Maximum Cash Incentive Bonus of 10% of Salary: annual net income goal		Maximum Cash Incentive Bonus of 10% of Salary: return on equity of Ohio-based, publicly traded . . .				Maximum Cash Incentive Bonus of 5% of Salary: discretionary factor for individual performance
for achieving budgeted net income goal	for exceeding the budgeted net income goal	savings associations and holding companies		banks and holding companies
		for achieving the median return on equity	for exceeding by 15% or more the median return on equity	for achieving the median return on equity	for exceeding by 15% or more the median return on equity
cash incentive bonus of 5% of salary	cash incentive bonus of an additional 1% of salary for every 5% increment of net income over the goal, up to a maximum of an additional 5% of salary	cash incentive bonus of 2% of salary	cash incentive bonus of 3% of salary	cash incentive bonus of 2% of salary	cash incentive bonus of 3% of salary	cash incentive bonus of up to 5% of salary

At or about the beginning of each year, the board of directors establishes in the budget approval process the net income goal for the President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, and other officers selected by the compensation committee. Individual performance goals also may be established at that time for purposes of the compensation committee’s subjective evaluation of an individual executive’s performance, but the committee’s evaluation remains subjective and is not dependent on specific performance goals being established for an executive in advance. Data concerning the median return on equity of Ohio-based banks, savings associations, and financial institution holding companies are readily available to the committee from commercial sources, such as SNL Financial in Charlottesville, Virginia, from industry trade groups, and from other sources.